Equity One, Inc.                                                                                                For additional information at the Company:
1696 NE Miami Gardens Drive                                                                                       Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179                                                                                  Media Contact:
305-947-1664                                                                                                    David Schull 305-446-2700

FOR IMMEDIATE RELEASE:

Equity One Reports a 5.4% Increase in Third Quarter 2004 FFO per Share

NORTH MIAMI BEACH, FL, October 27, 2004 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States and in the Boston, Massachusetts metropolitan area, announced today its financial results for the three and nine month periods ended September 30, 2004. The financial highlights are as follows, with all per share amounts presented on a fully diluted basis:

Third Quarter 2004 Highlights

•	Increased Funds from Operations (“FFO”) 17.2% to $28.1 million in 2004 from $23.9 million in 2003 and increased FFO per diluted share 5.4% to $0.39 in 2004 from $0.37 in 2003;
•	Increased Net Income 78.0% to $30.7 million in 2004 from $17.2 million in 2003 and increased Net Income per diluted share 59.3% to $0.43 in 2004 from $0.27 in 2003;
•	Achieved a 3.3% increase in same property net operating income (“NOI”) and an overall NOI margin of 73.1%;
•	Increased the average rental rate by 3.9% to $14.50 per square feet on 105 lease renewals aggregating 201,594 square feet;
•	Executed 104 new leases totaling 288,341 square feet at an average rental rate of $12.31 per square foot, representing a 3.4% spread for new leases versus lost leases;
•	Increased the occupancy rate in the core shopping center portfolio to 93.8% from 92.5% at June 30, 2004; and
•	Sold eight properties for $48.9 million and an out parcel for $1.5 million, generating $12.4 million of gains on sale.

YTD 2004 Highlights

•	Increased FFO 31.0% to $83.3 million in 2004 from $63.6 million in 2003 and increased FFO per diluted share 7.4% to $1.16 in 2004 from $1.08 in 2003;
•	Increased Net Income 51.2% to $69.5 million in 2004 from $45.9 million in 2003 and increased Net Income per diluted share 24.1% to $0.98 in 2004 from $0.79 in 2003;
•	Achieved a 3.5% increase in same property net operating income and an overall NOI margin of 73.8%;
•	Increased the rental rate by 4.2% to $13.59 per square foot on 290 lease renewals aggregating 653,506 square feet;
•	Executed 314 new leases totaling 1.2 million square feet at an average rental rate of $10.74 per square foot, representing a 0.8% spread for new leases versus lost leases;
•	Increased the occupancy rate in the core shopping center portfolio to 93.8% from 91.6% at December 31, 2003;
•	Raised $200 million in an unsecured debt offering in March 2004 with a yield of 3.902%, of which $100 million was swapped to a floating rate of 6 month LIBOR in arrears plus 0.4375%;
•	Acquired ten properties totaling $180.2 million, adding over 1.3 million square feet of gross leasable area;
•	Sold ten properties for $61.5 million and an out parcel for $1.5 million, generating $13.9 million of gains on sale; and
•	Completed and leased $41.8 million worth of development projects with an incremental yield in excess of 10.9% on cost.

“Our third quarter results reflect a continuation of our strong performance in 2004,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “Since January 1, 2004 and including a series of transactions we completed in October, we have closed over $300 million of acquisitions, sold $78 million of non-core assets generating in excess of $21 million of gains, and have completed approximately $42 million of developments and redevelopments. Very strong leasing and renewals of both anchor and in-line space have resulted in over 475,000 square feet of net absorption during the first nine months of 2004 and core shopping center portfolio occupancy of 93.8%. We continue to emphasize a conservative and flexible financial strategy with less than 20% drawn on our credit facilities, only 18% of our debt exposed to floating rates, a 38% debt to total market capitalization ratio and interest coverage of 3.3 times, all at the end of or for the most recent quarter. Our ongoing expansion into the Northeast will produce a more diversified portfolio in markets with greater population density and particularly high barriers to entry. Overall, we remain optimistic about our future prospects and hope to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended September 30, 2004, FFO increased 17.2% to $28.1 million from $23.9 million for the comparable period in 2003. FFO per diluted share increased 5.4% to $0.39 in the third quarter of 2004 from $0.37 in the third quarter of 2003. Net income in the third quarter of 2004 increased 78.0% to $30.7 million from $17.2 million in the third quarter of 2003. Net income per diluted share for the third quarter was $0.43 and $0.27 for 2004 and 2003, respectively. Total rental revenues in the third quarter of 2004 increased 20.1% to $58.2 million from $48.1 million in the third quarter of 2003.

The quarter ended September 30, 2004 included a $12.2 million gain on the sale of real estate and approximately $431,000 in hurricane related expenses that are reflected in property operating expenses, while the quarter ended September 30, 2003 included a $1.2 million gain on the sale of real estate.

For the nine months ended September 30, 2004, FFO increased 31.0% to $83.3 million from $63.6 million for the comparable period of 2003. FFO per diluted share increased 7.4% to $1.16 in the first nine months of 2004 from $1.08 for the comparable period in 2003. Net income for the first nine months of 2004 was $69.5 million, or $0.98 per diluted share, compared with $45.9 million in the first nine months of 2003, or $0.79 per diluted share. Total rental revenues in the first nine months of 2004 increased 29.0% to $167.2 million from $129.7 million in the first nine months of 2003.

The nine months ended September 30, 2004 included a $13.8 million gain on sale of real estate and the aforementioned hurricane expenses, while the nine months ended September 30, 2003 included a $3.1 million gain on the sale of real estate. The first nine months of 2003 include the activity of the former IRT Property Company commencing on February 12, 2003, the date we completed our merger with IRT.

At September 30, 2004, our fully diluted market capitalization totaled $2.3 billion, comprising 73.2 million shares of common stock and $884.0 million of total debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 38.1%, and our ratio of debt to gross real estate cost and securities investments was 47.4%.

PORTFOLIO OVERVIEW

As of September 30, 2004, our core shopping center portfolio was 93.8% occupied, up from 92.5% at June 30, 2004, 91.6% at December 31, 2003 and 90.1% at September 30, 2003. Including the October 2004 sale of three centers and purchase of a six-property portfolio in the Boston, Massachusetts metropolitan area, we now own 185 properties consisting of 131 supermarket-anchored shopping centers, 9 drug store-anchored shopping centers, 40 other retail-anchored shopping centers, a self-storage facility, an industrial property and three retail developments, as well as non-controlling interests in two unconsolidated joint ventures.

At September 30, 2004, the average base rent per leased square foot for our stabilized core portfolio was $9.91, a 2.1% increase from $9.71 per square foot at June 30, 2004, a 5.4% increase from $9.40 per square foot at December 31, 2003 and a 7.0% increase from $9.26 on September 30, 2003.

During the third quarter of 2004, we renewed 105 leases aggregating 201,594 square feet and increased the average rental rate 3.9% to $14.50 per square foot. We also signed 104 new leases aggregating 288,341 square feet at an average rental rate of $12.31 per square foot. Overall, we gained approximately $1.2 million of annualized minimum rent in the third quarter of 2004 including renewals, new leases and departing tenants. During the third quarter of 2004, we achieved a 3.4% overall leasing spread on new leases versus lost leases and had total net absorption of 82,857 square feet.

Excluding lease termination revenues, our same property net operating income increased 3.3% in the third quarter of 2004 compared to the third quarter of 2003, comprising 151 properties for which the occupancy rate increased to 93.3% from 92.3%, respectively.

During the first nine months of 2004, we renewed 290 leases aggregating 653,506 square feet and increased the average rental rate 4.2% to $13.59 per square foot. We also signed 314 new leases aggregating 1.2 million square feet at an average rental rate of $10.74 per square foot. Overall, we gained approximately $5.5 million of annualized minimum rent in the first nine months of 2004 including renewals, new leases and departing tenants. During the first nine months of 2004, we achieved a 76.7% spread on 351,469 square feet of net new leases versus lost leases of 10,000 square feet or above, and had total net absorption of 476,125 square feet.

Excluding lease termination revenues, our same property net operating income increased 3.5% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003, comprising 67 properties for which the occupancy rate increased to 95.1% from 93.9%, respectively.

OTHER ACQUISITIONS AND DISPOSITIONS

During the nine months ended September 30, 2004, we acquired eight shopping centers and two parcels of land as follows:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)

Bluebonnet - out parcel	Baton Rouge, LA	0.9 acres	$ 500
Pavilion	Naples, FL	168,005	24,200
Village Center	Southlake, TX	118,092	17,475
Creekside Plaza	Arlington, TX	101,016	14,025
Sparkleberry Square	Columbia, SC	339,051	45,150
Venice Shopping Center	Venice, FL	111,934	6,447
Windy Hill	N. Myrtle Beach, SC	64,465	2,895
Hamilton Ridge - out parcel	Buford, GA	0.64 acres	425
Medical & Merchants	Jacksonville, FL	152,761	21,980
Westgate Marketplace	Houston, TX	298,354	47,100

Total			$ 180,197

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During the nine months ended September 30, 2004, we sold ten shopping centers and an outparcel as follows:

Shopping Center	Location	Square Feet	Sales Price (in thousands)

Southwest Walgreens	Phoenix, AZ	93,402	$ 6,650
Watson Central	Warner Robbins, GA	227,747	6,000
Plaza Del Rey	Miami, FL	50,146	9,000
Forrest Gallery	Tullahoma, TN	214,450	10,500
Epsilon (Clematis)	West Palm Beach, FL	18,707	2,650
Miramar - out parcel	Miramar, FL	2.0 acres	1,500
Millervillage	Baton Rouge, LA	94,559	2,700
Plymouth Park (4 centers)	Irving, TX	728,566	24,000

			$ 63,000

As of September 30, 2004, we had four properties and a joint venture interest held for sale, of which three of the properties were sold in October 2004. In October 2004, we also completed the purchase of a six-property portfolio in the Boston, Massachusetts metropolitan area for $119.8 million.

INVESTMENT IN CEDAR SHOPPING CENTERS (NYSE:CDR)

As of September 30, 2004, we owned approximately 1.5 million shares of Cedar Shopping Centers, Inc. common stock representing approximately 9.0% of Cedar’s total outstanding shares of common stock, and 220,000 shares, representing a 9.4% stake, of Cedar’s 8.875% Series A Cumulative Redeemable Preferred Stock. Cedar is a self-managed REIT engaged in the ownership, development and management of community and neighborhood shopping centers anchored by supermarkets, drug stores and other retailers, with a geographic concentration in Pennsylvania and certain neighboring states. We are holding both the common and preferred shares for investment purposes.

DEVELOPMENTS AND REDEVELOPMENTS

As of September 30, 2004, we have over 20 development and redevelopment projects underway or in the planning stage totaling approximately $64.0 million of asset value, and, based on current plans and estimates, requiring approximately $19.4 million of additional capital to complete beyond the $44.7 million already invested. These include:

•	CVS Plaza in Miami, Florida where we are completing the lease up of the local space at a new 29,204 square foot drug store-anchored shopping center that we built across the street from our recently completed Publix supermarket-anchored Plaza Alegre shopping center;

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 29,000 square feet of retail and office space;

•	Bandera Festival in San Antonio, Texas; Centre Pointe Plaza in Smithfield, North Carolina; Eustis Square in Eustis, Florida; Oakbrook Square in Palm Beach Gardens, Florida and Venice Plaza in Venice, Florida, where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up;

•	Ambassador Row Courtyard in Lafayette, Louisiana where we are reconfiguring a portion of the center and adding an out parcel; and

•	The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels of land we currently own.

These developments and redevelopments are scheduled for completion between the fourth quarter of 2004 and mid 2006. Year to date though September 30, 2004, we have completed and leased a total of $41.8 million of development projects resulting in incremental net operating income of approximately $4.6 million on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our guidance for calendar year 2004 FFO per diluted share to be in a range of $1.56 to $1.59. We are providing preliminary guidance for 2005 FFO per diluted share to be in a range of $1.64 to $1.70. We currently anticipate that the growth in our FFO in 2005 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments offset by our ongoing asset sales program. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2004:		Range
Earnings per share	$1.35	to	$1.37
Less: gain on sale of real estate	(0.29)		(0.29)
Plus: real estate depreciation	0.50		0.51

FFO per diluted share	$1.56	to	$1.59

Guidance for 2005:		Range
Earnings per share	$1.13	to	$1.17
Plus: real estate depreciation	0.51		0.53

FFO per diluted share	$1.64	to	$1.70

For guidance purposes, we have assumed no additional gains from the sale of real estate beyond those already reported through October 27, 2004.

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ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry and in particular, REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, October 28, 2004 at 1:00 p.m. EDT to discuss our performance for the three and nine month periods ended September 30, 2004. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net .   Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.

If you are unable to participate during the call, a replay will be available on Equity One's web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using passcode 1036055. The telephone replay will be available through November 12, 2004.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net . To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreau@equityone.net .

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

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EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
Operating Data	2004	2003	2004	2003

Total Revenues	$58,208	$48,067	$167,237	$129,673
Net Income	$30,701	$17,249	$69,475	$45,945
Earnings per share (basic)	$0.43	$0.27	$1.00	$0.80
Earnings per share (diluted)	$0.43	$0.27	$0.98	$0.79

Number of shares used in computing earnings per share:
Basic	70,626	63,777	69,820	57,348
Diluted	72,327	65,523	71,525	58,977

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003

Net income	$30,701	$17,249	$69,475	$45,945
Adjustments:
Rental property depreciation and amortization	9,276	7,574	26,798	19,706
Gain on sale of real estate	(12,215)	(1,209)	(13,767)	(3,083)
Minority interest	223	227	596	606
Other items:
Interest on convertible partnership units	-	-	-	43
Pro-rata share of real estate depreciation from joint ventures	65	83	197	383

Funds from operations	$28,050	$23,924	$83,299	$63,600

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EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003

Earnings per diluted share*	$0.43	$0.27	$0.98	$0.79
Adjustments:
Depreciation and amortization related to rental properties	0.13	0.12	0.37	0.33
Gain on sale of real estate	(0.17)	(0.02)	(0.19)	(0.05)
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	-	-	0.01

Funds from operations per diluted share	$0.39	$0.37	$1.16	$1.08

*Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

Balance Sheet	September 30, 2004	December 31, 2003
Investments in real estate
(before accumulated depreciation)	$1,834,667	$1,683,705

Total assets	$1,875,256	$1,677,386

Mortgage notes payable	$480,739	$459,103

Revolving credit facilities	$64,000	$162,000

Unsecured senior notes payable	$350,000	$150,000

Total liabilities before minority interests	$969,614	$834,162

Stockholders’ equity	$904,254	$830,552

Total liabilities, minority interests and stockholders’ equity	$1,875,256	$1,677,386

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